Exhibit 10.90

Amendment to Employment Agreement

This Agreement (the “Agreement”) is entered into effective as of January 28, 2013 between Move, Inc. (the “Company”) and Errol Samuelson (“Executive”).

In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

1.              The parties acknowledge that effective as of April 2, 2012, Executive’s annual base salary was increased to $350,000.

2.              Provided that Executive complies with Sections 5.2 and 5.3 of the Executive Retention and Severance Agreement between Executive and the Company dated May 6, 2008, as amended (the “Retention Agreement”), the Company agrees that in the event of Executive’s Termination Upon Change of Control or Termination in Absence of Change of Control (as defined in the Retention Agreement), any stock options granted, restricted stock units granted and/or restricted stock issued by the Company to Executive subsequent to the date of the Retention Agreement shall vest; provided, however that with respect to stock options granted on or after June 15, 2011, the period to exercise any such options shall be ninety (90) days following the end of the transition period (if any) or ninety (90) days following termination of employment if the Company requests no transition period, or any longer exercise period provided under the terms of the applicable incentive plan under which such options were granted.

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed on the day and year first above written.

MOVE, INC.

By:	/s/ Steven H. Berkowitz
Its:	CEO

/s/ Errol Samuelson
Errol Samuelson